Amendment No. 1 to the 2021 Equity Incentive Plan
This amendment number one (this “Amendment”) to the Snap One Holdings Corp. (the “Company”) Equity Incentive Plan (the “Plan”) is made and entered into effective as of February 15, 2023.

BACKGROUND

WHEREAS, the Company sponsors the Plan;

WHEREAS, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan in accordance with Section 11(a) of the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan as set forth below.

NOW, THEREFORE, the Plan shall be amended, effective as of February 15, 2023, as set forth below:

1.Amendments.

(a)Section 7(c)(iii) of the Plan is hereby amended and replaced in its entirety as follows:

“7(c)(iii).    Unless otherwise provided by the Committee, whether in an Award Agreement, policy approved by the Board or Committee, or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall fully vest (with any performance-based conditions deemed satisfied at target (unless the Committee determines otherwise)), and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).”

(b)Section 8(c)(ii) of the Plan is hereby amended and replaced in its entirety as follows:

“8(c)(ii).    Unless otherwise provided by the Committee, whether in an Award Agreement, policy approved by the Board or Committee, or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination; provided, that in the event of a Participant’s Termination due to death or Disability, all unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, held by such Participant shall fully vest upon such Termination (with any performance-based conditions deemed satisfied at target (unless the Committee determines otherwise)) and any applicable Restricted Period shall lapse upon such Termination.”

(c) The following sentence shall be added to the end of the Section 9 of the Plan:

“9.    In the event of a Participant’s Termination due to death or Disability, all unvested Other Equity-Based Awards held by such Participant shall fully vest upon such Termination, with any performance-based conditions (if any) deemed satisfied at target (unless the Committee determines otherwise).”

2.Effect of Amendment. As expressly modified by this Amendment, the Plan remains in full force and effect.